Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Maura Payne (336) 741-6996	RAI 2015-34

Thornburgh resigns from Reynolds American board of directors

WINSTON-SALEM, N.C. – Dec. 11, 2015 – Reynolds American Inc. (NYSE: RAI) announced that Richard E. Thornburgh has resigned from the Reynolds American Inc. board of directors and the board’s audit and finance committee, effective Dec. 7, 2015. He had served on the RAI board as an independent director since December 2011.

“RAI’s shareholders, board and management have greatly benefited from Dick’s financial acumen and strategic advice and counsel over the last four years,” said Thomas C. Wajnert, non-executive chairman of RAI’s board. “RAI has made tremendous progress on its mission to transform not only the company but our industry, including the successful completion of the acquisition of Lorillard, Inc. We are very grateful to Dick for the role he played in advancing key initiatives at RAI and contributing to our commitment to deliver outstanding shareholder value,” Wajnert said.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company manufactures and markets VUSE e-cigarettes.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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